ORION GROUP HOLDINGS, INC. REPORTS SECOND QUARTER 2019 RESULTS

Houston, Texas, Wednesday, July 31, 2019 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported a net loss of $1.6 million ($0.06 diluted loss per share) for the second quarter ended June 30, 2019. Second quarter highlights are discussed below.

Second Quarter 2019 Highlights

•
Contract revenues were $166.0 million, up 3.9% from $159.8 million for the second quarter of 2018. Operating loss was $0.4 million for the second quarter of 2019 compared to operating income of $4.6 million for the second quarter of 2018.

•	Net loss was $1.6 million ($0.06 diluted loss per share) for the second quarter of 2019 compared to net income of $2.2 million ($0.08 diluted earnings per share) for the second quarter of 2018.

•
The second quarter 2019 net loss included $1.9 million ($0.07 per diluted share) of non-recurring costs and other charges. Second quarter 2019 adjusted net income was $0.3 million ($0.01 diluted earnings per share). (Please see page 8 of this release for a reconciliation of adjusted net income.)

•
EBITDA, adjusted to exclude the impact of the aforementioned non-recurring costs, was $9.0 million in the second quarter of 2019, which compares to adjusted EBITDA of $12.5 million for the second quarter of 2018. (Please see page 9 of this release for an explanation of EBITDA, adjusted EBITDA and a reconciliation to the nearest GAAP measure.)

•	Backlog reached a record high of $661.0 million on a second quarter book-to-bill of 2.50x.

“Our second quarter revenues increased both year-over-year and sequentially as our Marine business delivered an improved top-line performance,” stated Mark Stauffer, Orion Group Holding’s President and Chief Executive Officer. “Additionally, adjusted EBITDA for our Marine segment increased on a sequential basis reflecting both higher revenues and improving execution. Our Concrete business results reflected bid margin pressures and the runoff of weather impacted projects, however, we are looking forward to an improvement in the performance in this segment, as the impacts of our Invest, Scale, and Grow (ISG) initiative begin to take hold. Backlog reached an all-time high for Orion, with both segments up significantly relative to the end of the second quarter of 2018. Marine backlog more than doubled on a sequential basis following the booking of multiple large projects over the past several months. We continue to see excellent prospects for additional new awards in both segments, particularly for large project opportunities.”

“We were also pleased with the positive cash flow from operations that we generated in the quarter. We expect our cash performance to strengthen as the year progresses driven by higher EBITDA and working capital improvement. Our balance sheet provides us with the financial flexibility to fund our operations and ISG initiative, and we intend to use free cash flow to further enhance liquidity.”

Mr. Stauffer concluded, “The operational transformation underway at Orion gives us increasing confidence in our ability to deliver profitability in the second half of 2019, and for 2020. Our record backlog positions us well to grow our top-line, and as our ISG program rolls out, we anticipate revenues generated will carry expanding margins. With improved profitability and free cash flow we expect to be able to materially enhance our financial position and deliver meaningful increases in value for our shareholders.”

Consolidated Results for Second Quarter 2019 Compared to Second Quarter 2018

•	Contract revenues were $166.0 million, up 3.9% as compared to $159.8 million. The increase was primarily driven by execution on several larger projects in backlog by our Marine segment.

•
Gross profit was $15.0 million, as compared to $19.5 million. Gross profit margin was 9.0%, as compared to 12.2%. The decrease reflects a shift in timing and mix of projects. More specifically, in the second quarter of 2018 we completed a large Marine project and realized significant cost savings contributing to a strong gross margin for that period.

•
Selling, General, and Administrative expenses were $15.1 million, as compared to $14.7 million. The increase predominantly reflects $1.7 million of non-recurring professional and other fees related to the Company’s business process review and the development of ISG performance improvement initiative.

•
Operating loss was $0.4 million as compared to operating income of $4.6 million. The operating loss in the second quarter of 2019 reflects the aforementioned factors that reduced gross margin and the business process-review and ISG-related costs.

•
EBITDA was $7.3 million, representing a 4.4% EBITDA margin, as compared to EBITDA of $12.5 million, or a 7.8% EBITDA margin. When adjusted for the aforementioned charges and other non-recurring costs, adjusted EBITDA for the second quarter of 2019 was $9.0 million, representing a 5.4% EBITDA margin. (Please see page 9 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure.)

Backlog

Backlog of work under contract as of June 30, 2019 was $661.0 million, which compares with backlog under contract at June 30, 2018 of $340.6 million, an increase of 94%.  The second quarter 2019 ending backlog was comprised of $477.0 million of Marine segment projects, and $184.0 million of work for the Concrete segment. Currently, the Company has $1.3 billion worth of bids outstanding, including approximately $69.3 million on which it is the apparent low bidder, or have been awarded contracts subsequent to the end of the second quarter of 2019, of which approximately $14.4 million pertains to the Marine segment and approximately $54.9 million to the Concrete segment.

“During the second quarter, we bid on approximately $1.1 billion of work and were successful on approximately $416 million of these bids,” stated Robert Tabb, Orion Group Holding's Vice President and Chief Financial Officer. “This resulted in a 2.50 times book-to-bill ratio and a win rate of 38.6%. In the Marine segment, we bid on approximately $493 million during the second quarter 2019 and were successful on $347 million, representing a win rate of 70.4% and a book-to-bill ratio of 3.89 times. In the Concrete segment we bid on approximately $584 million of work and were awarded approximately $69 million, representing a win rate of 11.8% and a book-to-bill ratio of 0.89 times."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Invest, Scale, and Grow Initiative

“During the second quarter, we concluded the business process review we announced at the beginning of the year and the development of the ISG initiative. The implementation of ISG has now begun,” stated Mr. Stauffer. “The end goal of our ISG initiative is to generate performance from both of our business segments that consistently meets our expectations and aligns with our strategic plan. The areas of focus for our ISG program are labor management, equipment management, project execution and corporate process. In each of these areas we’re taking steps to enhance and improve the functionality of data and reporting to provide better visibility, leading to better efficiencies and cost control. In each of these areas we’re reinforcing our expectations and accountability to complete our projects with margins at or above as-bid margins. We’ve enhanced or upgraded personnel in key positions across our organization, and streamlined processes, leading to reduced headcount. We’re laying the groundwork to implement a shared services platform across our segments to eliminate duplication of efforts and costs, which along with other measures, when fully implemented, will drive total SG&A expense to at or below 8.5% of revenues on an annual basis. We remain acutely focused on delivering improved results as we progress through 2019 and into 2020.”

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the second quarter 2019 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, August 1, 2019. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial the Orion Group Holdings, Inc. Second Quarter 2019 Earnings Conference Call at 201-493-6739.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company, provides services in the Infrastructure, Industrial, and Building sectors through its marine construction segment and its concrete construction in the continental United States, Alaska, Canada and the Caribbean Basin. The Company’s marine construction segment services includes marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its commercial concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Adjusted net income and adjusted earnings per share are not an alternative to net income or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes impairs a meaningful comparison of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Generally, items excluded, are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Update on Scale and Growth Initiative” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 27, 2019, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

CONTACT:                -OR-        INVESTOR RELATIONS COUNSEL:
Orion Group Holdings Inc.                The Equity Group Inc.
Robert Tabb, Vice President & CFO            Fred Buonocore, CFA
(713) 852-6500                        (212) 836-9607
www.oriongroupholdingsinc.com

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Information)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Contract revenues	165,985	159,767	309,090	296,610
Costs of contract revenues	151,008	140,305	285,031	262,452
Gross profit	14,977	19,462	24,059	34,158
Selling, general and administrative expenses	15,114	14,710	30,087	27,751
Amortization of intangible assets	658	847	1,318	1,694
Gain from sale of assets, net	(372)	(686)	(746)	(1,499)
Other gain from continuing operations	—	—	—	(5,448)
Operating (loss) income	(423)	4,591	(6,600)	11,660
Other (expense) income:
Other income	534	476	557	474
Interest income	94	47	242	47
Interest expense	(1,978)	(1,205)	(3,303)	(2,682)
Other expense, net	(1,350)	(682)	(2,504)	(2,161)
(Loss) income before income taxes	(1,773)	3,909	(9,104)	9,499
Income tax expense	(140)	1,660	453	3,149
Net (loss) income	$(1,633)	$2,249	$(9,557)	$6,350

Basic (loss) income per share	$(0.06)	$0.08	$(0.33)	$0.22
Diluted (loss) income per share	$(0.06)	$0.08	$(0.33)	$0.22
Shares used to compute (loss) income per share
Basic	29,097,094	28,309,004	29,086,811	28,243,400
Diluted	29,097,094	28,544,010	29,086,811	28,474,432

Orion Group Holdings, Inc. and Subsidiaries
Selected Results of Operations
(In Thousands, Except Share and Per Share Information)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Marine
Contract revenues	$89,023	$80,698	$150,510	$143,489
Operating income (loss)	9	3,642	(6,447)	9,907

Concrete
Contract revenues	$76,962	79,069	$158,580	$153,121
Operating (loss) income	(432)	949	(153)	1,753

Orion Group Holdings, Inc. and Subsidiaries
Reconciliation of Adjusted Net Income (Loss)
(In thousands except per share information)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net (loss) income	$(1,633)	$2,249	$(9,557)	$6,350
One-time charges and the tax effects:
ISG review process	1,257	—	2,804	—
Severance	440	—	440	—
Unamortized debt issuance costs on debt extinguishment	399	—	399	—
Legal settlement	—	—	—	(5,448)
Tax rate of 23% applied to one-time charges (1)	(482)	—	(838)	1,253
Total one-time charges and the tax effects	1,614	—	2,805	(4,195)
Federal and state tax valuation allowances	299	—	1,046	—
Adjusted net income (loss)	$280	$2,249	$(5,706)	$2,155
Adjusted EPS	$0.01	$0.08	$(0.20)	$0.08

(1) Items are taxed discretely using the Company's blended tax rate.

Orion Group Holdings, Inc. and Subsidiaries
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations
(In Thousands, Except Margin Data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net (loss) income	$(1,633)	$2,249	$(9,557)	$6,350
Income tax expense	(140)	1,660	453	3,149
Interest expense, net	1,884	1,158	3,061	2,635
Depreciation and amortization	7,222	7,431	14,262	14,211
EBITDA (1)	7,333	12,498	8,219	26,345
ISG review process	1,257	—	2,804	—
Severance	440	—	440	—
Legal settlement	—	—	—	(5,448)
Adjusted EBITDA(2)	$9,030	$12,498	$11,463	$20,897
Operating (loss) income margin (3)	0.1%	3.2%	(2.0)%	4.1%
Impact of depreciation and amortization	4.3%	4.6%	4.6%	4.8%
Impact of ISG review process	0.7%	—%	1.0%	—%
Impact of severance	0.3%	—%	0.1%	—%
Impact of legal settlement	—%	—%	—%	(1.9)%
Adjusted EBITDA margin(2)	5.4%	7.8%	3.7%	7.0%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2) Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for ISG review process, severance and legal settlement. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(3) Operating income margin is calculated by dividing operating income plus other income (expense), net by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment
(In Thousands, Except Margin Data)
(Unaudited)

	Marine		Concrete
	Three months ended June 30,		Three months ended June 30,
	2019	2018	2019	2018
Operating (loss) income	9	3,642	(432)	949
Other income (expense), net	3,582	3,251	(3,048)	(2,775)
Depreciation and amortization	5,069	5,295	2,153	2,136
EBITDA (1)	8,660	12,188	(1,327)	310
ISG review process	319	—	938	—
Severance	440	—	—	—
Adjusted EBITDA(2)	$9,419	$12,188	$(389)	$310
Operating (loss) income margin (3)	4.0%	8.5%	(4.5)%	(2.3)%
Impact of depreciation and amortization	5.7%	6.6%	2.8%	2.7%
Impact of ISG review process	0.4%	—%	1.2%	—%
Impact of severance	0.5%	—%	—%	—%
Adjusted EBITDA margin (2)	10.6%	15.1%	(0.5)%	0.4%

	Marine		Concrete
	Six months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Operating (loss) income	(6,447)	9,907	(153)	1,753
Other income (expense), net	6,466	5,580	(5,909)	(5,106)
Depreciation and amortization	10,015	10,026	4,247	4,185
EBITDA (1)	10,034	25,513	(1,815)	832
ISG review process	1,140	—	1,664	—
Severance	440	—	—	—
Legal settlement	—	(5,448)	—	—
Adjusted EBITDA(2)	$11,614	$20,065	$(151)	$832
Operating (loss) income margin (3)	—%	10.8%	(3.8)%	(2.2)%
Impact of depreciation and amortization	6.7%	7.0%	2.7%	2.7%
Impact of ISG review process	0.7%	—%	1.0%	—%
Impact of severance	0.3%	—%	—%	—%
Impact of legal settlement	—%	(3.8)%	—%	—%
Adjusted EBITDA margin (2)	7.7%	14.0%	(0.1)%	0.5%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2) Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for ISG review process, severance and legal settlement. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(3) Operating income margin is calculated by dividing operating income plus other income (expense), net by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six months ended June 30,
	2019	2018
Cash flows from operating activities
Net (loss) income	$(9,557)	$6,350
Adjustments to reconcile net (loss) income to net cash (used in) provided by
Operating activities:
Depreciation and amortization	13,108	14,211
Amortization of ROU operating leases	2,927	—
Amortization of ROU finance leases	1,154	—
Unamortized debt issuance costs upon debt modification	399	—
Amortization of deferred debt issuance costs	186	646
Deferred income taxes	43	1,841
Stock-based compensation	1,728	1,151
Gain on sale of property and equipment	(746)	(1,499)
Other gain from continuing operations	—	(5,448)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(28,257)	8,983
Notes receivable	264	—
Income tax receivable	(398)	91
Inventory	252	588
Prepaid expenses and other	(138)	1,482
Costs and estimated earnings in excess of billings on uncompleted contracts	(14,424)	(7,282)
Accounts payable	6,261	(6,952)
Accrued liabilities	(1,601)	(962)
Operating lease liabilities	(2,896)
Income tax payable	409	449
Billings in excess of costs and estimated earnings on uncompleted contracts	30,204	(8,854)
Other	—	(286)
Net cash (used in) provided by operating activities	(1,082)	4,509
Cash flows from investing activities:
Proceeds from sale of property and equipment	847	1,070
Purchase of property and equipment	(8,118)	(11,911)
Contributions to CSV life insurance	(444)	(266)
Proceeds from return of investment	—	94
Insurance claim proceeds related to property and equipment	2,574	1,150
Net cash used in investing activities	(5,141)	(9,863)
Cash flows from financing activities:
Borrowings from Credit Facility	32,000	13,000
Payments made on borrowings from Credit Facility	(29,500)	(11,750)
Loan costs from Credit Facility	(825)	—
Payments of finance lease liabilities	(1,412)	—
Exercise of stock options	35	1,299
Net cash provided by financing activities	298	2,549
Net change in cash and cash equivalents	(5,925)	(2,805)
Cash and cash equivalents at beginning of period	8,684	9,086
Cash and cash equivalents at end of period	$2,759	$6,281

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows Summary
(In Thousands)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Cash flows provided by (used in) operating activities	$846	$(6,108)	$(1,082)	$4,509
Cash flows used in investing activities	$(1,378)	$(6,920)	$(5,141)	$(9,863)
Cash flows provided by financing activities	$666	$10,108	$298	$2,549

Capital expenditures (included in investing activities above)	$(4,256)	$(7,565)	$(8,118)	$(11,911)

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Information)

	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,759	$8,684
Accounts receivable:
Trade, net of allowance of $4,280 and $4,280, respectively	99,292	77,641
Retainage	36,889	30,734
Other current	2,134	4,257
Income taxes receivable	865	467
Inventory	907	1,056
Costs and estimated earnings in excess of billings on uncompleted contracts	23,641	9,217
Prepaid expenses and other	4,947	5,000
Total current assets	171,434	137,056
Property and equipment, net of depreciation	135,045	148,003
Operating lease right-of-use assets, net of amortization	21,510	—
Financing lease right-of-use assets, net of amortization	8,238	—
Inventory, non-current	7,495	7,598
Intangible assets, net of amortization	13,467	14,787
Other non-current	5,600	5,426
Total assets	$362,789	$312,870
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$2,939	$2,946
Accounts payable:
Trade	48,175	42,023
Retainage	845	736
Accrued liabilities	13,902	18,840
Income taxes payable	409	—
Billings in excess of costs and estimated earnings on uncompleted contracts	51,964	21,761
Current portion of operating lease liabilities	5,677	—
Current portion of financing lease liabilities	2,935	—
Total current liabilities	126,846	86,306
Long-term debt, net of debt issuance costs	78,386	76,119
Operating lease liabilities	16,485	—
Financing lease liabilities	4,291	—
Other long-term liabilities	2,846	8,759
Deferred income taxes	92	49
Interest rate swap liability	1,094	52
Total liabilities	230,040	171,285
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 30,215,084 and 29,611,989 issued; 29,503,853 and 28,900,758 outstanding at December 31, 2018 and December 31, 2017, respectively	302	296
Treasury stock, 711,231 and 711,231 shares, at cost December 31, 2018 and December 31, 2017, respectively	(6,540)	(6,540)
Other comprehensive loss	(1,094)	(52)
Additional paid-in capital	181,499	179,742
Retained loss	(41,418)	(31,861)
Total stockholders’ equity	132,749	141,585
Total liabilities and stockholders’ equity	$362,789	$312,870